UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008 (February 29, 2008)

SCI ENGINEERED MATERIALS, INC.
(Exact name of registrant as specified in its charter)

Commission file number: 0-31641

Ohio	31-1210318
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2839 Charter Street, Columbus, Ohio	43228
(Address of principal executive offices)	(Zip Code)

(614) 486-0261
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e) DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 25, 2008, the Compensation Committee of the Board of Directors (the "Committee") of SCI Engineered Materials, Inc. (the "Company") took the following actions:

2008 Annual Base Salary Increases

The Committee approved increases in the base salary of the Company's Executive Officers. The Committee approved the following base salaries for service during 2008:

Daniel Rooney	President and Chief Executive Officer	$200,000

Scott Campbell	Vice President - Technology	154,500

Gerald Blaskie	Vice President and Chief Financial Officer	100,000

Michael Barna	Vice President - Photonics	97,700

2008 Bonus Award

The Committee also approved the payment of bonuses for service during the Company's fiscal year ending December 31, 2008 ("Fiscal 2008"), based upon one or more objective financial performance criteria selected by the Committee. The bonuses shall become payable after acceptance of the reviewed or audited financial statements by the Company’s Board of Directors provided the individual continues to be employed by the Company at the time of payment.

Mr. Rooney is eligible to receive a bonus payment for service during Fiscal 2008 equal to 4% of the Company's 2008 audited Net Income.

Mr. Campbell is eligible to receive a bonus payment for service during Fiscal 2008 equal to 2% of the Company's 2008 audited Net Income. In addition, Mr. Campbell is eligible to receive the following bonus payments for service during Fiscal 2008: (i) $500 per quarter for reducing scrap a specified amount, (ii) $500 per quarter for the Company meeting specified on-time delivery goals, and (iii) $1,000 per event for achieving grant income of a specified amount.

Mr. Blaskie is eligible to receive a bonus payment for service during Fiscal 2008 equal to 2% of the Company's 2008 audited Net Income. In addition, Mr. Blaskie is eligible to receive a bonus payment of $500 per quarter for the Company meeting specified on-time delivery goals.

Mr. Barna is eligible to receive a bonus payment for service during Fiscal 2008 equal to 2% of the Company's 2008 audited Net Income. In addition, Mr. Barna is eligible to receive bonus payments for attaining and exceeding quarterly and annual bookings and gross profit goals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCI ENGINEERED MATERIALS, INC.

Date: February 29, 2008	By	/s/ Gerald S. Blaskie
Gerald S. Blaskie Vice President and Chief Financial Officer